Exhibit 4.32
Business Operation Agreement
This Business Operation Agreement (hereinafter referred to as “Agreement”) was signed on August 5, 2010 by and among the following parties (hereinafter referred to as “Parties”)
Party A: Ku6 (Beijing) Technology Co., Ltd.
Address: Building 6, Zhengtong Shidai Creative Centre, 18 Xibahe Xili, Chaoyang District, Beijing, 100020
Party B: Shanghai Yisheng Network Technology Co., Ltd.
Address: 6/F, Block C, Building 2, No.195 Long Tian Road, Xuhui District, Shanghai
Party C: Dongxu Wang
ID number: 310226751124032
Address: 301, No.6, Lane 1025, Commercial city road, Pudong new district, Shanghai
Whereas:
1.	Party A is a wholly foreign-owned enterprise established and duly organized under the laws of and registered within the territory of People’s Republic of China (“PRC”);

2.	Party B is a limited liability company found and registered in PRC;

3.
Party A and Party B have established business relationship through agreements as Exclusive Consultancy and Service Agreement. Party B pays Party A all kinds of payments under those agreements. Thus, the daily operation of Party B shall substantially impact Party A on its payments ability;

4.	Party C is the shareholder of Party B (hereinafter referred to as “Shareholder”).
Therefore, through friendly negotiation, based on the principal of equality and mutual benefit, the Parties conclude the following agreement for abidance:
1.	Non-performance Obligation
For the purpose of ensuring that Party B performs all the agreements entered with Party A and undertakes all the obligations assumed to Party A, the Shareholder hereby confirms and agrees, provided that the prior written consent by Party A or other party designated by Party A is obtained, Party B shall not undertake any transaction which may substantially affect the asset, business, personnel, obligation, rights or operated by the company, including but not limited to:

1.1	Any activity exceeds the normal business scope of the company or unusual ways of operation compared with the past;

1.2	Ask a loan from any third party or assume any debt;

1.3	Change or dismiss any director of the company or discharge any senior manager of the company;

1.4	Sell to or acquire from any third party or dispose in other ways any asset or rights beyond the amount of RMB 1 million, including but not limited to intellectual properties

1.5	Provide guarantees to any third party by using asset or intellectual property right or provide any other kind of guarantee or dispose any other rights pledge in the company asset;

1.6	Amend AOA or change the scope of business of the company;

1.7	Change the regular operation process of the company or amend any material internal regulations of the company;

1.8	Transfer the rights and obligations under this agreement to any other party;

1.9	Make material adjustment to its business mode, marketing strategy, management policy or client relationship.

1.10	Distribute bonus, dividend in any form.
2.	Operating Management and Personnel Arrangement
2.1
Party B and Shareholder hereby agree to accept the suggestions from Party A from time to time in connection with engaging and dismissing of company personnel, daily operation management and financial management system, and strictly implement.

2.2
Party B and the Shareholder hereby agree, the Shareholder shall elect the person designated by Party A to be the director of Party B in accordance with laws and regulations and AOA, and cause the elected director to elect the chairman of the board subject to the person recommended by Party A, and appoint the persons designated by Party A as the general manager, chief financial operator or other senior managers.

2.3
In the event the director or senior manager designated by Party A leaves Party A, whatever resigned voluntarily or dismissed by Party A, who shall also lose the qualification of holding a post in Party B at the same time.

Furthermore, the Shareholder shall dismiss the aforesaid person from Party B promptly and elect and engage other person designated by Party A to hold the said post.

2.4
For the purpose of article 2.3 above, the Shareholder shall take all the necessary interior and exterior procedure of the company to fulfill the dismissing and engagement process in accordance with laws, AOA and provisions under this agreement.

2.5
The Shareholder hereby agrees, together with this agreement, to sign the written authorization annexed to this agreement. Pursuant to the written authorization, the Shareholder shall authorize irrevocably Party A to exercise the rights on behalf of the Shareholder, and exercise all the shareholder’s voting rights the Shareholder enjoys in the name of the Shareholder at Party B’s shareholder meetings. Party A has rights to appoint specially designated person to exercise shareholder rights within the authorization period.

3.	Miscellaneous

If any agreement between Party A and Party B terminates or expires, Party A has the right to determine whether terminate all the agreements between Party A and Party B, including but not limited to Exclusive Consultancy and Service Agreement.

4.	Entire agreement and agreement amendment
4.1
This agreement and agreements and/or documents as mentioned or contained expressly herein contain their entire agreement with respect to the subject matter of the agreement, and supersede all prior oral and written agreements, contracts, understandings or communications among parties.

4.2
Only when the written agreement duly executed by the parties can any amendment to this agreement comes into effective. The amendment agreement and supplemental agreement related to this agreement form a part hereof this agreement and shall have the same legal binding effect.

5.	Governing Law

The execution, validity, performance, interpretation and dispute settlement of this agreement shall be governed by the law of the People’s Republic of China.

6.	Dispute Settlement
6.1
Any dispute of interpretation and performance of provisions arising in connection with this agreement that cannot be amicably resolved shall be submitted to the China International Economic and Trade Arbitration Commission (Shanghai Branch) for arbitration in accordance with its rules of procedures. The language shall be Chinese. The decision of the arbitrator shall be final and binding on both parties.

6.2	Except the matters in dispute, parties shall continue to perform its obligations subject to the provisions under this agreement in good faith.
7.	Notice
7.1
Any notice to be given in connection with performing the rights and obligations under this agreement shall be in written, and directed to the respective party or parties by depositing such notice in the personal delivery, registered post, prepaid mail, agreed express service, or fax as the following address.

Party A:
Address:

Party B: Address:

Party C: Address:
7.2	Notice or letter deems to be arrived as follows:
7.2.1
If in the way of fax, the date indicated in the fax is the arriving date, however, if the fax is arrived at later than 5 p.m. or non working day for the arrived place, the next working day of the date indicated in the fax shall be the arriving date.

7.2.2	If in the way of personal delivery (including express delivery), the signing date of receiving is the arriving date;

7.2.3	If in the way of certified mail, the fifteenth day after the date on the return receipt of the certified mail is the arriving date.
8.	Effective, Term or others
8.1	The written consent, suggestion, appointment with respect to Party A of this agreement or other decisions may materially affected Party B’s daily operation shall be made by the boards of Party A.

8.2
This agreement has been executed by the parties hereto and came into effective as of the date first set forth written. The valid term of this agreement is 20 years, calculated from the effective date, unless Party A prior terminates this agreement. Before this agreement expires, as requested by Party A, the parties shall extend the term of this agreement per Party A’s request, and separately execute a new business operation agreement or continue to perform this agreement at Party A’s request.

8.3
Within the valid term of this agreement, Party B and the Shareholder shall not prior terminate this agreement. Party A has right to terminate this agreement by a prior 30 days written notice sent to Party B and the Shareholder in any time.

8.4
Each party hereby confirms that this agreement is a fair and reasonable agreement executed on the basis of equality and mutual benefit. If any provision or provisions deem to be illegal or unenforceable, the provision shall deem to be deleted from this agreement and invalid. However, other provisions remain valid, and the said provision shall deem to be not included in this agreement from the beginning. Each party shall negotiate and choose an acceptable, valid and effective provision to supersede the said deleted provision.

8.5
Any failure by either party to exercise any right, power or privilege of this agreement shall not constitute a waiver. Any sole or partial exercise of any right, power or privilege herein shall not exclude the exercise of any other right, power or privilege.

8.6
Party C hereby promise, whatever the share proportion of Party C and Party D holds in Party B, the provisions of this agreement have legal binding effect to Party C, and this agreement shall applicable for all the shares party C holds on the occasion.

IN WITNESS WHEREOF, the parties hereto have executed this Contract as of the date first set forth written.
[Signature]

Party A: Ku6 (Beijing) Technology Co., Ltd. (official seal)
Legal person/authorized representative:
Position:
Date: August 5, 2010
Party B: Shanghai Yisheng Network Technology Co., Ltd. (official seal)
Legal person/authorized representative:
Position:
Date: August 5, 2010
Party C: Dongxu Wang (signature)
Date: August 5, 2010